Exhibit 10.5

PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT

Dear [Participant Name]:

Pursuant to The Madison Square Garden Company 2010 Employee Stock Plan (the “Plan”), you have been selected by the Compensation Committee of the Board of Directors (as more fully described in Section 12, the “Committee”) of The Madison Square Garden Company (the “Company”), effective as of [Grant Date] (the “Grant Date”) to receive a performance restricted stock unit award (the “Award”). The Award is granted subject to the terms and conditions set forth below and in the Plan.

Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Award is subject to the terms and conditions set forth below:

1. Awards. In accordance with the terms of this Agreement, the target amount of your contingent Award is [#RSUs] restricted stock units (the “Target Award”), which number of units may be increased or decreased to the extent the performance criteria (the “Objectives”) set forth in Annex 2 attached hereto have been attained in respect of the period from July 1,          through June 30,          (the “Performance Period”). Each unit shall represent an unfunded, unsecured promise by the Company to deliver to you one share of the Company’s Class A Common Stock, par value $.01 per share (“Share”) on the Delivery Date. The Award, calculated in accordance with Annex 2 attached hereto, will vest upon the date on which the Committee (as defined in Section 12 below) determines the Company’s performance against the Objectives (the “Vesting Date”) provided, that you have remained in the continuous employ of the Company or one of its Subsidiaries from the Effective Date through the Vesting Date. In accordance with Section 10(b) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of your Award, the Company may deliver a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued, as determined by the Committee.

2. Vesting. Subject to Sections 3 and 4, if, on or prior to the Vesting Date, your continuous employment by the Company or one of its Subsidiaries ends for any reason, other than as a result of your death, then you will automatically forfeit all of your rights and interest in the Award regardless of whether the Objectives are attained.

3. Vesting in the Event of Death. If, prior to July 1,         , your employment with the Company or any of its Subsidiaries is terminated as a result of your death, then a prorated portion of the Target Award, determined based on the number of months of your employment completed prior to such termination during the period commencing on July 1,          and ending on June 30,         , will vest as of the termination date. If, after June 30,          but prior to the Vesting Date, your employment with the Company or any of its Subsidiaries is terminated as a result of your death, then your estate will receive the Award, if any, to which you would have been entitled on the Vesting Date had your employment not been so terminated.

4. Change of Control/Going Private Transaction. As set forth in Annex 1 attached hereto, your entitlement to the Award may be affected in the event of a Change of Control of the Company or a going-private transaction (each as defined in Annex 1 attached hereto).

5. Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the units, other than to the extent provided in the Plan.

6. Unfunded Obligation. The Plan will at all times be unfunded and, except as set forth in Annex 1 attached hereto, no provision will at any time be required to be made with respect to segregating any assets of the Company or any of its Subsidiaries for payment of any benefits under the Plan, including, without limitation, those covered by this Agreement. Your right or that of your estate to receive delivery or payment under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Annex 1. Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Annex 1.

7. Right to Vote and Receive Dividends. You shall not be deemed to be the holder of, or have any of the rights of a stockholder with respect to any units unless and until the Company shall have issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. Pursuant to Section 10(c) of the Plan, all ordinary (as determined by the Committee in its sole discretion) cash dividends that would have been paid upon any Shares underlying your units had such Shares been issued will be retained by the Company for your account until your units vest and such dividends will be paid to you (without interest) on the Delivery Date to the extent that your units vest.

8. Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the units. You hereby represent to the Company that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the units, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.

9. Section 409A. It is the Company’s intent that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A.

10. Delivery. Subject to Sections 8, 11 and 14 and Annex 1 and except as otherwise provided in this Agreement, the Shares will be delivered in respect of vested units (if any) on the first to occur of the following events (i) to you on or promptly after the Vesting Date (but in no case more than 15 days after such date) and (ii) in the event of your death to your estate after your death and during the calendar year in which your death occurs (or such later date as may be permitted under Section 409A) (the “Delivery Date”). Unless otherwise determined by the Committee, delivery of the Shares at the Delivery Date will be by book-entry credit to an account in your name that the Company has established at a custody agent (the “custodian”). The Company’s transfer agent, Wells Fargo Bank, N.A. shall act as the custodian of the Shares; however, the Company may in its sole discretion appoint another custodian to replace Wells Fargo Bank, N.A. On the Delivery Date, if you have complied with your obligations under this Agreement and provided that your tax obligations with respect to the vested units are appropriately satisfied, we will instruct the custodian to electronically transfer your Shares to a brokerage or other account on your behalf (or make such other arrangements for the delivery of the Shares to you as we reasonably determine).

11. Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.

12. The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

13. Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

14. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 4 and Annex 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

15. Units Subject to the Plan. The units covered by this Agreement are subject to the Plan.

16. Subsidiaries. For purposes of this Agreement, “Subsidiaries” shall mean any entities that are controlled, directly or indirectly, by the Company, or in which the Company owns, directly or indirectly, more than 50% of the equity interests.

17. Entire Agreement. Except for any employment agreement between you and the Company or any of its Subsidiaries in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the units covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 9 and 16, in the event of a conflict among the documents with respect to the terms and conditions of the units covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.

18. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

19. Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.

20. Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.

21. Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

23. Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that the units covered hereby shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the Company and its Affiliates, except as determined otherwise by the Company. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the Company or any of its Affiliates.

24. No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the Company or any Affiliate, or derogate from the right of the Company or any Affiliate, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.

25. Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

26. Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.

27. [Spin-off. In the event the Company completes a distribution to its shareholders (a “Spin-off”) of the equity interests of the Company’s sports and entertainment businesses (“Spinco”) before December 31, 2015, and, as of the day after the completion of the Spin-off (the “Distribution Date”), you are employed by Spinco or any of its direct or indirect subsidiaries, or by the Company or any of its Subsidiaries, then the Award will be adjusted in accordance with Annex 3 attached hereto. ]1[Additionally, by your electronic acknowledgement of acceptance of this Agreement, you acknowledge and agree that, in connection with the Spin-off, the performance metrics applicable to each of the cash performance awards granted to you between July 1, 2013 and June 30, 2015 (your “Affected Performance Awards”) will no longer apply and performance will be deemed fixed at 100% of target. The payment of your Affected Performance Awards will remain subject to the other existing terms and conditions of the applicable award agreement, including your continued employment with either the Company or Spinco following the Spin-off.]2

[1]	To be included for September 2015 awards.
[2]	To be included for September 2015 awards to non-proxy reported officers.

28. Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

THE MADISON SQUARE GARDEN COMPANY

By:
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

By:
Name:
Title:

Annex 1

PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT

1. In the event of a “going private transaction,” as defined below, your entitlement to the Award shall be as follows:

(A) The Committee shall, no later than the effective date of the transaction which results in a going private transaction, deem the Objectives to be satisfied at the target level and convert your Target Award into an amount of cash equal to (i) the number of your unvested units multiplied by (ii) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable.

(B) Provided that you remain continuously employed with the Company, one of its Subsidiaries or the Surviving Entity through the date of the earliest event described in any of (i), (ii) or (iii) below, any award provided for in Paragraph 1(A) shall become payable to you (or your estate) at or promptly after (but in no event more than 15 days after) the earlier of (i) the date on which your Award would otherwise have vested had it continued in effect, (ii) the date of your death, or (iii) the date on which your employment with the Company, one of its Subsidiaries or the Surviving Entity is terminated (a) by the Company, one of its Subsidiaries or the Surviving Entity other than for Cause (as defined below) or (b) by you for “good reason,” (as defined below). Notwithstanding the foregoing, if you become entitled to payment of an award by virtue of a termination in accordance with (iii)(a) or (iii)(b) of this Paragraph 1(B) and are determined by the Company to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the IRC”), the award shall be paid to you on the earlier of: (i) July 1,         , (ii) the date that is six months from your date of employment termination and (iii) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A of the IRC. In the event of such a determination, the Company shall promptly following the date of your employment termination set aside such amount for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to the previous sentence; provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A of the IRC. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination.

2. In the event of a “Change of Control” of the Company, as defined below, provided you have remained continuously employed with the Company or one of its Subsidiaries through the effective date of the transaction that results in the Change of Control, you will be entitled to the payment of the Target Award whether or not the Objectives have been attained.

(A) If the actual Change of Control:

(i)	is a permissible distribution event under Section 409A of the IRC or payment of the Award promptly upon such event is otherwise permissible under Section 409A of the IRC (including, for the avoidance of doubt, by reason of the inapplicability of Section 409A of the IRC to the Award), then the Target Award shall be paid to you by the Company promptly following the Change of Control; or

(ii)	is not a permissible distribution event under Section 409A of the IRC and payment of the Award promptly upon such event is not otherwise permissible under Section 409A of the IRC, then:

(a)	(1) if the Company or the Surviving Entity has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, then the Committee shall, no later than the effective date of the Change of Control, either (i) convert your Target Award into an amount of cash equal to (a) the number of your unvested units multiplied by (b) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable or (ii) arrange to have the Surviving Entity grant to you an award of restricted stock units (or partnership units) for shares of the surviving entity on the same terms and with a value equivalent to your Target Award which will, in the good faith determination of the Committee, provide you with an equivalent profit potential or

(2) if the Company or the Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, then the Award will be treated in accordance with Paragraph 1(A) above;

(b)	any cash award or substitute restricted stock unit award of the Surviving Entity provided for in Paragraph 2(A)(ii)(a) will be fully vested and will be paid to you (or your estate), at the earliest to occur of: (1) any subsequent date on which you are no longer employed by the Company, one of its Subsidiaries or the Surviving Entity for any reason other than termination of your employment by one of such entities for Cause (provided that if you are determined by the Company to be a “specified employee” within the meaning of Section 409A of the IRC, six months from such date), (2) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A of the IRC, or (3) July 1, .

(c)	the Company shall promptly following the Change of Control set aside cash (or shares in the event a substitute restricted stock unit award is made) for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to Paragraph 2(A)(ii)(b) above); provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A of the IRC. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of the Change of Control and shall adjust annually based on the average of such rate for the ten business days prior to each anniversary of the Change of Control.

3. As used herein,

“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or any of its Affiliates, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of the Company’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the New York Stock Exchange or any other stock exchange, then such parent entity shall be deemed to be the Surviving Entity provided that it there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s assets shall be deemed to be the Surviving Entity.

“Going private transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.

“Good reason” means

a. without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Grant Date) at any time after or within ninety (90) days prior to the Change of Control including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;

b. any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you;

c. the Company’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or

d. any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Paragraph 1 or Paragraph 2(A)(ii)(a).

“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a Change of Control or going private transaction (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of a Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.

“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Change of Control or going private transaction (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.

“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Change of Control or going private transaction, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction.